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                                                                    EXHIBIT 99


NEWS RELEASE                                         FOR IMMEDATE RELEASE

Contacts:

Douglas A. Buffington                  or             Dan Pecchia
President                                             Innis Maggiore Group
Women's Golf Unlimited                                (330) 702-0490
(973) 227-7783                                        dan@innismaggiore.com


          WOMEN'S GOLF UNLIMITED SHARES TO TRADE ON OTC BULLETIN BOARD


FAIRFIELD, N.J. (October 29, 2002) -- Women's Golf Unlimited (Nasdaq: GOLF) today announced that its common stock will begin trading on the Over-the-Counter Bulletin Board, effective Wednesday, Oct. 30.

The company's stock currently trades on the Nasdaq Small Cap Market under the symbol GOLF. In July 2002, Nasdaq notified the company that the publicly held shares of its common stock had not maintained a minimum market value of $1 million over the previous 30 consecutive days, and that the bid price of its common stock had closed below $1.00 per share for 30 consecutive days. The company has not regained compliance in accordance with these two rules and, therefore, will be delisted from the Nasdaq Small Cap Market effective on the opening of business Wednesday.

"Women's Golf Unlimited remains a solid and profitable company with three powerful brands and a strong customer base," said Douglas Buffington, president. "We are well positioned to increase market share and profitability in the niche we serve. We are pleased that a public market for our shares will continue to exist."

Women's Golf Unlimited markets women's and men's golf equipment throughout the United States. The company offers the Square Two line of women's clubs, which carry the Ladies Professional Golf Association (LPGA) logo, as well as NancyLopezGolf premium clubs, Lady Fairway golf shoes, and a variety of bags, balls, gloves, apparel and accessories. The company operates its headquarters and assembly plant in Fairfield, N.J. and maintains a website at www.womensgolfunlimited.com.

This release may contain forward-looking statements as defined under the safe harbor provisions of the Private Securities Litigation Reform Act in 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the company's expectations. These risks and uncertainties include, but are not limited to, the effect of economic conditions, the impact of competition, the results of financing efforts, changes in consumer preferences and trends, weather conditions, and other risks detailed in the company's filings with the Securities and Exchange Commission.